Exhibit 99.1

Barnes & Noble Education Reports Second Quarter Fiscal Year 2022 Financial Results
Consolidated Second Quarter GAAP Sales Increase 5.3% to $627.0 million
Consolidated Second Quarter GAAP Net Income Improved $15 Million to $22.5 Million
BNC’s First Day® Complete and First Day® Inclusive Access Offerings Revenue Grew 80%
Retail Segment Gross Comparable Store Sales (non-GAAP) Increase 13.2%
General Merchandise Gross Comparable Store Sales (non-GAAP) Increase 78.3%
November 30, 2021, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading solutions provider for the education industry, today reported sales and earnings for the second quarter of fiscal year 2022, which ended on October 30, 2021.
Barnes & Noble Education is a highly seasonal business and the second quarter includes the Fall rush period, which is historically the largest sales period for the Company. While the Company’s fiscal 2022 second quarter results benefitted from many students returning to in-person classes and greater attendance at campus events and sporting activities as compared to the prior year period when much of this activity was curtailed, as anticipated, the Company’s performance continues to be affected by the ongoing COVID-19 environment, including overall enrollment declines, many community colleges continuing to offer virtual classes, in conjunction with broader macro issues including labor challenges, inflationary pressures and supply chain issues.
Financial highlights for the second quarter 2022:
•Consolidated second quarter GAAP sales of $627.0 million increased 5.3%, as compared to the prior year period.
•Consolidated second quarter GAAP net income improved $15.0 million to $22.5 million, compared to GAAP net income of $7.5 million in the prior year period.
•Consolidated second quarter non-GAAP Adjusted Earnings of $25.0 million, compared to non-GAAP Adjusted Earnings of $11.1 million in the prior year period.
•Consolidated second quarter non-GAAP Adjusted EBITDA of $39.0 million, compared to non-GAAP Adjusted EBITDA of $24.5 million in the prior year period.
•Retail segment gross comparable store sales (non-GAAP) increased 13.2%. For comparable store sales reporting purposes, logo and emblematic general merchandise sales fulfilled by FLC and Fanatics are included on a gross basis. Please see more detailed definition in the Second Quarter Results table and Retail segment discussion below.
Operational highlights for the second quarter 2022:
•65 campus stores utilized BNC’s First Day® Complete courseware delivery program during the 2021 Fall Term, representing total undergraduate enrollment of approximately 295,000*, up from 12 campus stores with 43,000 in total undergraduate enrollment in the 2020 Fall Term.
•Signed agreements for 10 additional campus stores, with total undergraduate enrollment of approximately 86,000*, to implement BNC’s First Day Complete courseware delivery program for the upcoming 2022 Spring Term, bringing the total First Day Complete store count to 75 for the current academic year, with total undergraduate enrollment at these First Day Complete schools of over 380,000.
•BNC’s First Day Complete and First Day® inclusive access offerings revenue increased 80%.
•DSS revenue grew 39% to $8.3 million, with bartleby® revenue growing approximately 70% year-over-year.

*As reported by National Center for Education Statistics (NCES)

“We were thrilled to welcome students back to campus for the 2021-2022 academic year and our second quarter results benefitted from their return to on-campus, in-person learning and the significantly increased resumption of on-campus events and sporting activities,” said Michael P. Huseby, Chief Executive Officer and Chairman, BNED. “Despite overall enrollment declines and many community colleges continuing to offer virtual classes, on a gross comparable sales basis, our textbook business was essentially flat and, despite the global supply chain issues, our general merchandise business grew 78%, as many of our campus partners returned to a more traditional Fall rush experience. Our results also benefited from the significantly increased adoption of our First Day offerings, which provide improved student outcomes through equitable access, enhanced convenience and improved course material affordability. Our DSS business also continued to exhibit strong subscriber growth as students looked for solutions to provide additional help with their studies. While the environment we are operating in remains challenging, we continue to execute on our strategic initiatives that are centered on profitable growth.”
Second Quarter 2022 and Year to Date Results
Results for the 13 and 26 weeks of fiscal 2022 and fiscal 2021 are as follows:

$ in millions	Selected Data (unaudited)
	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Q2 2022	Q2 2021	Fiscal 2022	Fiscal 2021
Total Sales	$627.0	$595.5	$867.8	$799.5
Net Income (Loss)	$22.5	$7.5	$(21.8)	$(39.1)

Non-GAAP(1)
Adjusted EBITDA	$39.0	$24.5	$14.5	$(13.5)
Adjusted Earnings	$25.0	$11.1	$(15.1)	$(30.6)
Retail Gross Comparable Store Sales Variances (2)	$73.5	$(205.1)	$147.6	$(311.3)
(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.
(2) Retail Gross Comparable Store Sales includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from closed stores for all periods presented. As per our merchandising agreement with Fanatics Lids College, Inc. (“FLC”) and Fanatics, in-store and online logo and emblematic general merchandise sales fulfilled by FLC and Fanatics, respectively, are recognized on a net commission revenue basis, as compared to the recognition of logo and emblematic sales on a gross basis in the prior year period. For Retail Gross Comparable Store Sales (non-GAAP) purposes, sales for logo and emblematic general merchandise fulfilled by FLC, Fanatics and digital agency sales are included on a gross basis.

The Company has three reportable segments: Retail, Wholesale and Digital Student Solutions (“DSS”). Unallocated shared-service costs, which include various corporate level expenses and other governance functions, continue to be presented as Corporate Services. All material intercompany accounts and transactions have been eliminated in consolidation.

Retail Segment Results
Retail sales increased by $32.4 million, or 5.6%, as compared to the prior year period. Gross comparable store sales (non-GAAP) increased 13.2% for the quarter. Comparable textbook sales remained essentially flat, as compared to a 19% decline a year ago, as enrollment declines were mitigated by the growth of the company’s First Day offerings. BNC’s First Day Complete and First Day by course offerings total revenue grew 80% to $96.0 million during the quarter. Comparable general merchandise sales increased 78.3%, as compared to a 52.0% decline a year ago, benefitting greatly from the return to an on campus learning experience and the resumption of many activities and events.

As a reminder, per our merchandising agreement with Fanatics Lids College, Inc. (“FLC”) and Fanatics, on a consolidated GAAP sales basis, in-store and online logo and emblematic general merchandise sales fulfilled by FLC and Fanatics, respectively, are recognized on a net commission revenue basis, as compared to the recognition of logo and emblematic sales on a gross basis in the prior year period. For comparable sales purposes, sales for logo and emblematic general merchandise fulfilled by FLC and Fanatics are included on a gross basis.
Retail non-GAAP Adjusted EBITDA for the quarter improved by $21.1 million to $39.4 million, as compared to non-GAAP Adjusted EBITDA of $18.3 million in the prior year period. Non-GAAP Adjusted EBITDA benefited from improved sales and margin, partially offset by higher selling and administrative expenses, which increased as a result of the store re-openings, and higher incentive plan compensation expense.

Wholesale Segment Results
Wholesale second quarter sales of $21.7 million decreased $14.7 million, or 40.5%, as compared to the prior year period. The decrease is primarily due to COVID-19 related supply constraints of used textbooks resulting from the lack of on campus textbook buyback opportunities during the prior fiscal year and lower customer demand, partially offset by lower returns and allowances.
Wholesale non-GAAP Adjusted EBITDA for the quarter declined to $1.2 million, as compared to non-GAAP Adjusted EBITDA of $6.6 million in the prior year, declining on the lower sales.

DSS Segment Results
DSS second quarter sales of $8.3 million increased $2.3 million, or 39.2%, as compared to the prior year period. Bartleby generated 120,000 gross subscribers during the quarter, representing 33% year-over-year growth.
DSS non-GAAP Adjusted EBITDA was $0.8 million for the quarter, as compared to $0.7 million in the prior year period, as the increased sales were offset by higher product development investments and higher incentive plan compensation expense.

Other
Selling and administrative expenses for Corporate Services, which includes unallocated shared-service costs, such as various corporate level expenses and other governance functions, were $6.8 million for the quarter, compared to $5.5 million in the prior period, primarily due to higher incentive plan compensation expense.
Intercompany gross margin eliminations of $4.2 million for the quarter were reflected in non-GAAP Adjusted EBITDA, compared to eliminations of $4.4 million impacting non-GAAP Adjusted EBITDA in the prior year period.

Outlook
While it is difficult to predict the ongoing effects of the COVID virus, based on its current views, the Company expects to generate positive non-GAAP Adjusted EBITDA in fiscal year 2022, as most schools return to a traditional on-campus environment for learning, events and sporting activities. The Company expects non-GAAP adjusted EBITDA to approach annual pre-COVID levels in fiscal year 2023, based on an expectation that campuses will be able to resume on campus learning, events and sporting activities with substantially less-restrictive COVID-related policies and operating protocols next year, and that there are fewer negative impacts from the broader supply chain issues.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 8:30 a.m. Eastern Time on Tuesday, November 30, 2021 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal 2022 third quarter results in early March 2022.

EXPLANATORY NOTE

We have three reportable segments: Retail, Wholesale and DSS as follows:
•The Retail Segment operates 1,445 college, university, and K-12 school bookstores, comprised of 794 physical bookstores and 651 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce sites which we operate and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment also offers inclusive access programs, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students on or before the first day of class. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.
•The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 3,200 physical bookstores (including our Retail Segment's 794 physical bookstores) and sources and distributes new and used textbooks to our 651 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 400 college bookstores.
•The Digital Student Solutions ("DSS") Segment includes direct-to-student products and services to assist students to study more effectively and improve academic performance. The DSS Segment is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, and bartleby®, a direct-to-student subscription-based offering providing textbook solutions, expert questions and answers, writing and tutoring.
Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		26 weeks ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Sales:
Product sales and other	$577,329	$551,832	$805,099	$745,042
Rental income	49,648	43,653	62,672	54,457
Total sales	626,977	595,485	867,771	799,499
Cost of sales:
Product and other cost of sales (a)	453,070	452,475	627,231	618,240
Rental cost of sales	28,348	27,725	34,952	35,112
Total cost of sales	481,418	480,200	662,183	653,352
Gross profit	145,559	115,285	205,588	146,147
Selling and administrative expenses	107,902	91,972	194,137	162,015
Depreciation and amortization expense	11,952	13,193	24,576	27,256
Restructuring and other charges (a)	1,116	3,387	3,739	9,058
Operating income (loss)	24,589	6,733	(16,864)	(52,182)
Interest expense, net	2,264	912	4,758	3,565
Income (loss) before income taxes	22,325	5,821	(21,622)	(55,747)
Income tax (benefit) expense	(203)	(1,694)	196	(16,610)
Net income (loss)	$22,528	$7,515	$(21,818)	$(39,137)

Income (loss) per common share:
Basic	$0.43	$0.15	$(0.42)	$(0.81)
Diluted	$0.41	$0.15	$(0.42)	$(0.81)
Weighted average common shares outstanding:
Basic	51,666	48,804	51,570	48,608
Diluted	54,568	49,428	51,570	48,608

(a) For additional information, see the Notes in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		26 weeks ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Percentage of sales:
Sales:
Product sales and other	92.1%	92.7%	92.8%	93.2%
Rental income	7.9%	7.3%	7.2%	6.8%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	78.5%	82.0%	77.9%	83.0%
Rental cost of sales (a)	57.1%	63.5%	55.8%	64.5%
Total cost of sales	76.8%	80.6%	76.3%	81.7%
Gross profit	23.2%	19.4%	23.7%	18.3%
Selling and administrative expenses	17.2%	15.4%	22.4%	20.3%
Depreciation and amortization expense	1.9%	2.2%	2.8%	3.4%
Restructuring and other charges	0.2%	0.6%	0.4%	1.1%
Operating income (loss)	3.9%	1.2%	(1.9)%	(6.5)%
Interest expense, net	0.4%	0.2%	0.5%	0.4%
Income (loss) before income taxes	3.5%	1.0%	(2.4)%	(6.9)%
Income tax (benefit) expense	—%	(0.3)%	—%	(2.1)%
Net income (loss)	3.5%	1.3%	(2.4)%	(4.8)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	October 30, 2021	October 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$10,996	$7,353
Receivables, net	218,053	167,493
Merchandise inventories, net	370,529	457,677
Textbook rental inventories	50,642	50,736
Prepaid expenses and other current assets	68,965	23,762
Total current assets	719,185	707,021
Property and equipment, net	91,875	93,130
Operating lease right-of-use assets	252,650	286,038
Intangible assets, net	141,847	166,140
Goodwill	4,700	4,700
Deferred tax assets, net	23,248	8,231
Other noncurrent assets	26,010	31,734
Total assets	$1,259,515	$1,296,994
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$333,099	$314,042
Accrued liabilities	122,734	134,181
Current operating lease liabilities	118,434	121,518
Total current liabilities	574,267	569,741
Long-term operating lease liabilities	171,341	198,990
Other long-term liabilities	51,113	48,329
Long-term borrowings	183,300	99,500
Total liabilities	980,021	916,560
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 54,162 and 53,316 shares, respectively; outstanding, 51,976 and 49,064 shares, respectively	541	533
Additional paid-in-capital	736,886	735,647
Accumulated deficit	(436,432)	(321,964)
Treasury stock, at cost	(21,501)	(33,782)
Total stockholders' equity	279,494	380,434
Total liabilities and stockholders' equity	$1,259,515	$1,296,994

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow  (Unaudited)
(In thousands, except per share data)

	26 weeks ended
	October 30, 2021	October 31, 2020
Cash flows from operating activities:
Net loss	$(21,818)	$(39,137)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization expense	24,576	27,256
Content amortization expense	2,586	2,386
Amortization of deferred financing costs	725	541
Merchandise inventory loss (a)	434	—
Deferred taxes	—	(426)
Stock-based compensation expense	2,600	2,701
Changes in other long-term assets and liabilities, net	1,462	5,016
Changes in operating lease right-of-use assets and liabilities	286	6,597
Changes in other operating assets and liabilities, net	13,291	86,452
Net cash flow provided by operating activities	24,142	91,386
Cash flows from investing activities:
Purchases of property and equipment	(21,264)	(16,197)
Net change in other noncurrent assets	460	3
Net cash flow used in investing activities	(20,804)	(16,194)
Cash flows from financing activities:
Proceeds from borrowings under Credit Agreement	259,720	330,800
Repayments of borrowings under Credit Agreement	(254,020)	(406,000)
Purchase of treasury shares	(2,359)	(881)
Proceeds from the exercise of stock options, net	37	—
Net cash flows provided by (used in) financing activities	3,378	(76,081)
Net increase (decrease) in cash, cash equivalents and restricted cash	6,716	(889)
Cash, cash equivalents and restricted cash at beginning of period	16,814	9,008
Cash, cash equivalents and restricted cash at end of period	$23,530	$8,119
Changes in other operating assets and liabilities, net:
Receivables, net	$(96,981)	$(76,642)
Merchandise inventories	(89,851)	(28,738)
Textbook rental inventories	(21,950)	(10,026)
Prepaid expenses and other current assets	(3,288)	(7,585)
Accounts payable and accrued liabilities	225,361	209,443
Changes in other operating assets and liabilities, net	$13,291	$86,452

(a) For additional information, see the Notes in the Non-GAAP disclosure information of this Press Release.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 and 26 week periods are as follows:

Dollars in millions	13 weeks ended		26 weeks ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Retail Sales
New stores (a) (b)	$26.3	$27.6	$36.6	$35.4
Closed stores (a)	(7.9)	(16.4)	(12.5)	(21.9)
Comparable stores (b)	14.0	(196.5)	58.6	(302.7)
Textbook rental deferral	3.2	16.4	3.4	10.1
Service revenue (c)	(2.1)	1.0	0.1	(3.7)
Other (d)	(1.1)	2.7	(2.1)	1.7
Retail Sales subtotal:	$32.4	$(165.2)	$84.1	$(281.1)
Wholesale Sales:	$(14.7)	$(3.8)	$(50.5)	$4.2
DSS Sales	$2.3	$0.7	$4.8	$1.2
Eliminations (e)	$11.5	$(8.4)	$29.9	$(16.7)
Total sales variance	$31.5	$(176.7)	$68.3	$(292.4)
(a)    The following is a store count summary for physical stores and virtual stores:

	13 weeks ended				26 weeks ended
	October 30, 2021		October 31, 2020		October 30, 2021		October 31, 2020
Number of Stores:	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores
Number of stores at beginning of period	784	645	772	670	769	648	772	647
Stores opened	11	12	5	11	41	35	29	51
Stores closed	1	6	9	10	16	32	33	27
Number of stores at end of period	794	651	768	671	794	651	768	671

(b)    In December 2020, we entered into merchandising partnership with Fanatics Retail Group Fulfillment, LLC, Inc. (“Fanatics”) and Fanatics Lids College, Inc. (“FLC”) (collectively referred to herein as the “FLC Partnership”). Effective April 2021, as contemplated by the FLC Partnership's merchandising agreement, logo and emblematic general merchandise sales were fulfilled by FLC. During the first quarter of Fiscal 2022, as contemplated by the FLC Partnership's e-commerce agreement, we began to transition certain of our e-commerce sites to Fanatics e-commerce sites for logo and emblematic products. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo and emblematic sales on a gross basis in the prior year period. For Retail Gross Comparable Store Sales (non-GAAP) details, see below.
(c)    Service revenue includes brand partnerships, shipping and handling, and revenue from other programs.
(d)    Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, and other deferred items.
(e)    Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Retail Gross Comparable Store Sales (non-GAAP)

Comparable store sales (non-GAAP) variances by category for the 13 and 26 week periods are as follows:

Dollars in millions	13 weeks ended				26 weeks ended
	October 30, 2021		October 31, 2020		October 30, 2021		October 31, 2020
Textbooks (Course Materials)	$(0.5)	(0.1)%	$(101.6)	(19.0)%	$22.9	4.1%	$(112.5)	(17.5)%
General Merchandise	72.7	78.3%	(97.2)	(52.0)%	121.5	90.6%	(184.8)	(58.6)%
Trade Books	1.3	33.8%	(6.3)	(62.3)%	3.2	60.7%	(14.0)	(73.2)%
Total Retail Gross Comparable Store Sales (non-GAAP)	$73.5	13.2%	$(205.1)	(28.1)%	$147.6	21.0%	$(311.3)	(31.8)%

To supplement the Total Sales table presented above in accordance with generally accepted accounting principles (“GAAP”), the Company uses the non-GAAP financial measure of Retail Gross Comparable Store Sales. Retail Gross Comparable Store Sales (non-GAAP) includes sales from physical and virtual stores that have been open for an entire fiscal year period and does not include sales from closed stores for all periods presented. As contemplated by the FLC Partnership's merchandising agreement and the e-commerce agreement, we began to transition the fulfillment of logo and emblematic merchandise sales to FLC and Fanatics. As the logo and emblematic general merchandise sales are fulfilled by FLC and Fanatics, we recognize commission revenue earned for these sales on a net basis in our condensed consolidated financial statements, as compared to the recognition of logo and emblematic general merchandise sales on a gross basis in the prior year period. For Retail Gross Comparable Store Sales (non-GAAP), sales for logo and emblematic general merchandise fulfilled by FLC, Fanatics and digital agency sales are included on a gross basis. We believe the current Retail Gross Comparable Store Sales (non-GAAP) calculation method reflects the manner in which management views comparable sales, as well as the seasonal nature of our business.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings (non-GAAP)	13 weeks ended		26 weeks ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Net income (loss)	$22,528	$7,515	$(21,818)	$(39,137)
Reconciling items, after-tax (below)	2,427	3,560	6,759	8,496
Adjusted Earnings (non-GAAP)	$24,955	$11,075	$(15,059)	$(30,641)

Reconciling items, pre-tax
Merchandise inventory loss (a)	$—	$—	$434	$—
Content amortization (non-cash) (b)	1,311	1,222	2,586	2,386
Restructuring and other charges (c)	1,116	3,387	3,739	9,058
Reconciling items, pre-tax	2,427	4,609	6,759	11,444
Less: Pro forma income tax impact (d)	—	1,049	—	2,948
Reconciling items, after-tax	$2,427	$3,560	$6,759	$8,496

Adjusted EBITDA (non-GAAP)	13 weeks ended		26 weeks ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Net income (loss)	$22,528	$7,515	$(21,818)	$(39,137)
Add:
Depreciation and amortization expense	11,952	13,193	24,576	27,256
Interest expense, net	2,264	912	4,758	3,565
Income tax (benefit) expense	(203)	(1,694)	196	(16,610)
Merchandise inventory loss (a)	—	—	434
Content amortization (non-cash) (b)	1,311	1,222	2,586	2,386
Restructuring and other charges (c)	1,116	3,387	3,739	9,058
Adjusted EBITDA (non-GAAP)	$38,968	$24,535	$14,471	$(13,482)

(a) As contemplated by the FLC Partnership's merchandising agreement, we sold our logo and emblematic general merchandise inventory to FLC and received proceeds of $41,773, and recognized a merchandise inventory loss on the sale of $10,262 in cost of goods sold during the 52 weeks ended May 1, 2021 for the Retail Segment. The final inventory sale price was determined during the first quarter of Fiscal 2022, at which time, we received additional proceeds of $1,906, and recognized a merchandise inventory loss on the sale of $434 in cost of goods sold for the Retail Segment.

(b) Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the consolidated financial statements.

(c) During the 26 weeks ended October 30, 2021 and October 31, 2020, we recognized restructuring and other charges totaling $3,739 and $9,058, respectively, comprised primarily of severance and other employee termination and benefit costs associated with the elimination of various positions as part of cost reduction objectives, and professional service costs for restructuring, process improvements, shareholder activist activities, and costs related to development and integration associated with the FLC Partnership.

(d) Represents the income tax effects of the non-GAAP items.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Free Cash Flow (non-GAAP)	13 weeks ended		26 weeks ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Adjusted EBITDA (non-GAAP)	$38,968	$24,535	$14,471	$(13,482)
Less:
Capital expenditures (a)	9,894	9,142	21,264	16,197
Cash interest paid	1,980	1,240	3,662	3,200
Cash taxes (refund) paid	(8,032)	85	(7,778)	6,022
Free Cash Flow (non-GAAP)	$35,126	$14,068	$(2,677)	$(38,901)

(a) Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, digital initiatives and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	13 weeks ended		26 weeks ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Physical store capital expenditures	$3,587	$2,825	$7,480	$5,962
Product and system development	3,856	2,901	7,480	5,226
Content development costs	1,865	1,752	4,712	2,828
Other	586	1,664	1,592	2,181
Total Capital Expenditures	$9,894	$9,142	$21,264	$16,197

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages) (Unaudited)

Segment Information (a)	13 weeks ended		26 weeks ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Sales
Retail (b)	$608,952	$576,514	$819,421	$735,290
Wholesale	21,669	36,387	66,153	116,681
DSS	8,279	5,947	16,582	11,819
Eliminations	(11,923)	(23,363)	(34,385)	(64,291)
Total	$626,977	$595,485	$867,771	$799,499

Gross profit
Retail (c)	$128,930	$95,704	$177,673	$112,049
Wholesale	5,620	10,714	16,025	27,471
DSS (c)	8,112	5,692	16,251	11,392
Eliminations	4,208	4,397	(1,341)	(2,379)
Total	$146,870	$116,507	$208,608	$148,533

Selling and administrative expenses
Retail	$89,486	$77,380	$157,851	$134,365
Wholesale	4,387	4,146	8,378	7,937
DSS	7,305	5,003	13,752	9,039
Corporate Services	6,809	5,501	14,253	10,745
Eliminations	(85)	(58)	(97)	(71)
Total	$107,902	$91,972	$194,137	$162,015

Adjusted EBITDA (non-GAAP) (d)
Retail	$39,444	$18,324	$19,822	$(22,316)
Wholesale	1,233	6,568	7,647	19,534
DSS	807	689	2,499	2,353
Corporate Services	(6,809)	(5,501)	(14,253)	(10,745)
Eliminations	4,293	4,455	(1,244)	(2,308)
Total	$38,968	$24,535	$14,471	$(13,482)

(a) See Explanatory Note in this Press Release for Segment descriptions.

(b) For additional information, see the Note (b) in the Sales Information disclosure of this Press Release.

(c) For the 13 and 26 weeks ended October 30, 2021, the Retail Segment gross margin excludes $105 and $271, respectively, of amortization expense (non-cash) related to content development costs. Additionally, for the 26 weeks ended October 30, 2021, gross margin excludes a merchandise inventory loss of $434 in the Retail Segment related to the sale of our logo and emblematic general merchandise inventory below cost to FLC. For additional information, see Note (a) in the Non-GAAP disclosure information of this Press Release. For the 13 and 26 weeks ended October 31, 2020, the Retail Segment gross margin excludes $192 and $402, respectively, of amortization expense (non-cash) related to content development costs.

For the 13 and 26 weeks ended October 30, 2021, the DSS Segment gross margin excludes $1,206 and $2,315, respectively, of amortization expense (non-cash) related to content development costs. For the 13 and 26 weeks ended October 31, 2020, the DSS Segment gross margin excludes $1,030 and $1,984, respectively, of amortization expense (non-cash) related to content development costs.

(d) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Percentage of Segment Sales	13 weeks ended		26 weeks ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020
Gross margin
Retail	21.2%	16.6%	21.7%	15.2%
Wholesale	25.9%	29.4%	24.2%	23.5%
DSS	98.0%	95.7%	98.0%	96.4%
Elimination	(35.3)%	(18.8)%	3.9%	3.7%
Total gross margin	23.4%	19.6%	24.0%	18.6%

Selling and administrative expenses
Retail	14.7%	13.4%	19.3%	18.3%
Wholesale	20.2%	11.4%	12.7%	6.8%
DSS	88.2%	84.1%	82.9%	76.5%
Corporate Services	N/A	N/A	N/A	N/A
Elimination	N/A	N/A	N/A	N/A
Total selling and administrative expenses	17.2%	15.4%	22.4%	20.3%

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA and Free Cash Flow

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as net income adjusted for certain reconciling items), Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income) and Free Cash Flow (defined by the Company as Adjusted EBITDA less capital expenditures, cash interest and cash taxes).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

The Company's management reviews these non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results. The Company believes that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of the Company’s operating profitability and liquidity as the Company manages to the business to maximize margin and cashflow.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated May 1, 2021 filed with the SEC on June 30, 2021, which includes consolidated financial statements for each of the three years for the period ended May 1, 2021, May 2, 2020 and April 27, 2019 (Fiscal 2021, Fiscal 2020, and Fiscal 2019, respectively) and the Company's Quarterly Report on Form 10-Q for the period ended July 31, 2021 filed with the SEC on September 2, 2021.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading solutions provider for the education industry, driving affordability, access and achievement at hundreds of academic institutions nationwide and ensuring millions of students are equipped for success in the classroom and beyond. Through its family of brands, BNED offers campus retail services and academic solutions, a digital direct-to-student learning ecosystem, wholesale capabilities and more. BNED is a company serving all who work to elevate their lives through education, supporting students, faculty and institutions as they make tomorrow a better, more inclusive and smarter world. For more information, visit www.bned.com.

Media Contact:
Carolyn J. Brown
Senior Vice President
Corporate Communications & Public Affairs
908-991-2967
cbrown@bned.com

Investor Contact:
Andy Milevoj
Vice President
Corporate Finance and Investor Relations
908-991-2776
amilevoj@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make, including any statements made in regards to our response to the COVID-19 pandemic. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: risks associated with COVID-19 and the governmental responses to it, including its impacts across our businesses on demand and operations, as well as on the operations of our suppliers and other business partners, and the effectiveness of our actions taken in response to these risks; general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ digital offerings and direct to student textbook consignment rental programs, as well as the risks associated with the impacts that public health crises may have on the ability of our suppliers to manufacture or source products, particularly from outside of the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended May 1, 2021. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.